Exhibit 99.1

BHGE Elects CEO Lorenzo Simonelli as Chairman of the BHGE Board

Houston & London – 2 October, 2017 – Baker Hughes, a GE company (NYSE: BHGE) today announced that its board of directors has elected BHGE President and Chief Executive Officer (CEO) Lorenzo Simonelli as chairman of the BHGE board, effective October 2. Simonelli will continue in his president and CEO role, which he has held since the closing of the combination of Baker Hughes Incorporated and GE's Oil and Gas business on July 3, 2017. Simonelli replaces former GE Chairman and CEO Jeff Immelt, who retired from the BHGE board of directors effective October 2.

“I am honored to take on the added role of chairman and further help BHGE win in the market and deliver for our shareholders,” Chairman and CEO Lorenzo Simonelli said. “We have a differentiated fullstream portfolio, a great team and valued customers. We are making the right moves to compete in the down cycle and position the company for long-term value creation. I look forward to serving the board, the company and shareholders.”

In addition to Immelt’s departure, BHGE board member Larry Nichols has announced his decision to resign from the board. Nichols served as a member of the legacy Baker Hughes Incorporated board, and for the past 16 years has provided valuable counsel and board leadership. With these two resignations, BHGE has reduced the size of its board to nine members and has named current GE-designee BHGE board member W. Geoffrey Beattie as the new lead director.

GE owns approximately 62.5% of BHGE, and retains five designated seats on the BHGE board.

“BHGE is a valued and strategic energy business and an important part of the GE portfolio,” GE Chairman and CEO John Flannery said. “With Lorenzo's new chairmanship, the strong GE representation and the experience of the legacy Baker Hughes Incorporated board members, the board leadership is in good hands.”

About Baker Hughes, a GE company

Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup – inventing smarter ways to bring energy to the world.

Contacts:

Media Relations:

Stephanie Cathcart, +1 202-549-6462
stephanie.cathcart@bhge.com

Melanie Kania, +1 713-439-8303
melanie.kania@bhge.com

Investor Relations:

Philipp Mueller, +1 281-809-9088
investor.relations@bhge.com

Source: Baker Hughes, a GE company (BHGE)